Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street    |     Palo Alto, CA 94304-1115    |    tel 650.233.4500    |    fax 650.233.4545

January 27, 2020

Salarius Pharmaceuticals, Inc.

2450 Holcombe Blvd., Suite J-608

Houston, TX 77021

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Registration No. 333-235879), as amended (the “Registration Statement”), relating to the registration under the Securities Act of 1933 (the “Act”) of the following securities of the Company having an aggregate initial public offering price of up to $9,200,000: (a) shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), all of which are authorized but heretofore unissued shares, (b) warrants (the “Warrants”) to purchase shares of Common Stock, all of which are authorized but heretofore unissued shares (the “Warrant Shares”), (c) the Warrant Shares, (d) shares (the “Preferred Shares”) of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), all of which are authorized but heretofore unissued shares, and (e) shares of Common Stock issuable upon conversion of the Series A Preferred Stock, all of which are authorized but heretofore unissued shares (the “Conversion Shares”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. On the basis of the foregoing, and subject to the other qualifications and limitations set forth herein, we are of the opinion that:

1.

The Shares have been duly authorized and, when issued and sold by the Company against payment therefor in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

2.

The Warrants, when duly executed and delivered by the Company and issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will constitute valid and legally binding obligations of the Company, except as may be limited by the

Salarius Pharmaceuticals, Inc.

January 27, 2020

effect of (a) applicable bankruptcy, insolvency, fraudulent conveyance and transfer, receivership, conservatorship, arrangement, moratorium and other similar laws affecting or relating to the rights of creditors generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

3.

The Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

4.

The Preferred Shares have been duly authorized and, upon the filing of a certificate of designations conforming to the General Corporation Law of the State of Delaware regarding the Series A Preferred Stock with the Secretary of State of the State of Delaware (the “Certificate of Designations”) and when issued and sold by the Company against payment therefor in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

5.

The Conversion Shares have been duly authorized and, if issued on the date hereof upon conversion of the Preferred Shares in accordance with the terms of the Preferred Shares and the Certificate of Designations and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the State of New York, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Pillsbury Winthrop Shaw Pittman LLP